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   EXHIBIT 11 -  Computation of Earnings Per Share

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   Item 6(a)
   Exhibit 11
   Computation of Earnings per Share
   United Industrial Corporation and Subsidiaries



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                                                 THREE MONTHS ENDED MARCH 31

                                                  1994                 1993

   Primary:

          Average shares outstanding             12,258,693           12,258,693

          Net income (loss)                     $ 1,054,000         $(16,457,000)

          Earnings (loss) per share                  $  .09               $(1.34)


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